Contact:	Charles Lambert Finance Director Medical Properties Trust (205) 397-8897 clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC.
REPORTS SECOND QUARTER 2007 RESULTS
Quarterly FFO from Continuing Operations Increases by 57% Year-over-Year to $0.33 per Share;
Expects to Make $117 Million, Three-Hospital Investment
     Birmingham, Ala., August 9, 2007 — Medical Properties Trust, Inc. (NYSE: MPW) today announced its operating and other results for the quarter and six-months ended June 30, 2007.
HIGHLIGHTS
•	Second quarter funds from operations (“FFO”) net of discontinued operations, was $0.33 per diluted share for the quarter ended June 30, 2007;

•	Income from continuing operations was $0.27 per diluted share in the second quarter;

•	Investments with a new tenant aggregating $117 million are expected to close imminently, resulting in over $258 million in hospital real estate investments year-to-date;

•	The second quarter dividend of $0.27 per common share that was declared on May 17, 2007 was paid to shareholders on July 12, 2007;

•	The Company’s Board of Directors authorized a stock repurchase program covering up to 3,000,000 shares of the Company’s common stock.
     “MPT continued its impressive performance throughout and since the second quarter,” said Edward K. Aldag, Jr., MPT’s chairman, president and CEO. “Our FFO increased substantially and we continued to expand and diversify our investments and tenant base. We expect to complete as early as this week an acquisition and leaseback of three hospital campuses with a new tenant, and finance several tracts of land on the campus of a fourth property in a series of transactions valued at approximately $117 million. We have reduced our reliance on revenue from our one-time largest tenant, Vibra Healthcare, from the same period last year of almost 64% to just over 28% this period. We expect this trend to continue.

     “Our portfolio as a whole continues to show operating performance improvement, further strengthening the financial position of MPT. We believe the current REIT market turmoil and credit market tightening will provide strong opportunities for MPT. We look forward to the remaining part of 2007 and into 2008.”
OPERATING RESULTS
     For the quarter ended June 30, 2007, FFO from continuing operations was $16.3 million, a 94% increase compared to the $8.4 million of FFO from continuing operations in the corresponding period in 2006. On a per diluted share basis, FFO was $0.33, which is an increase of 57% compared to FFO per diluted share of $0.21 for the three months ending June 30, 2006. Second quarter income and FFO included the effect of a $2.3 million ($0.05 per share) early payment penalty related to the sale of Alliance hospital to an affiliate of Iasis Healthcare. In addition, MPT recorded charges of approximately $2.0 million ($0.04 per share) related to the closure of a previously-sold hospital, reflected in discontinued operations.
     MPT’s general and administrative expenses for the second quarter totaled approximately $3.0 million, or approximately 0.38 % of total assets and 12.3% of total revenue, as compared to the full year 2006 G&A of 1.37% and 20.2%, respectively. Reported G&A includes approximately $800 thousand in non-cash share based compensation.
     The weighted average shares outstanding for the second quarter 2007 increased to 49.3 million compared to 39.8 million for the same period in 2006, a 24% increase due to the Company’s follow-on offering that was completed in the first quarter of 2007.
     Net income for the quarter ended June 30, 2007 was $11.5 million compared to $7.9 million in the same period in 2006, which is a 46% increase. On a per share basis, net income was $0.23 per diluted share, compared to $0.20 per share in the same period in 2006, a 15% increase.
     The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended June 30, 2007. Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained in the notes to the attached financial statements, also available on the Company’s website at www.medicalpropertiestrust.com.
SHARE REPURCHASE PLAN
     MPT announced last week the implementation of a stock repurchase plan covering up to 3,000,000 shares of the Company’s common stock. “The entire market for REIT shares has been negatively affected by market conditions in recent weeks,”

Aldag noted. “We believe shares of MPT are trading at prices substantially below the real value of our company and they presently offer one of the most productive uses of our capital. We intend to take full advantage of this opportunity as conditions are appropriate.”
CONFERENCE CALL AND WEBCAST
     The Company has scheduled a conference call and webcast for Thursday, August 9, 2007 at 11:00 a.m. Eastern Time in order to present the Company’s performance and operating results for the quarter and six-months ended June 30, 2007. The dial-in number for the conference call is 866-578-5771 (U.S.) and 617-213-8055 (International); the passcode for both numbers is 55779932. Participants may also access the call via webcast at www.medicalpropertiestrust.com. A dial-in and webcast replay of the call will be available shortly after completion of the call. Callers may dial (888) 286-8010 (U.S.) or (617) 801-6888 (International), and use passcode is 52455920 for the replay.
About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should’ and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, concerning the payment of future dividends, if any, timing and amount of future acquisitions, completion of projects under development, acquisition of healthcare real estate, completion of additional debt arrangements, the capacity of the Company’s tenants to meet the terms of their agreements, the level of acquisitions in 2007, the level of compensation and general and administrative expense, the costs associated with the operations of facilities in discontinued operations and the collection of receivables related to properties in discontinued operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those express in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operations; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2006 and the final prospectus for its initial public offering. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Real estate assets
Land, buildings and improvements and intangible lease assets	$482,279,348	$437,367,722
Construction in progress	362,243	57,432,264
Mortgage loans	210,000,000	105,000,000
Real estate held for sale	—	63,324,381

Gross investment in real estate assets	692,641,591	663,124,367
Accumulated depreciation and amortization	(15,407,604)	(12,056,422)

Net investment in real estate assets	677,233,987	651,067,945

Cash and cash equivalents	8,588,912	4,102,873
Interest and rent receivable	9,338,364	11,893,513
Straight-line rent receivable	16,726,141	12,686,976
Loans	72,494,574	45,172,830
Other assets of discontinued operations	5,254,170	6,890,919
Other assets	13,170,964	12,941,689

Total Assets	$802,807,112	$744,756,745

Liabilities and Stockholders’ Equity
Liabilities
Debt	$279,851,471	$304,961,898
Debt — real estate held for sale	—	43,165,650
Accounts payable and accrued expenses	19,834,289	30,386,858
Deferred revenue	18,526,442	14,615,609
Obligations to tenants	8,247,801	6,853,759

Total liabilities	326,460,003	399,983,774

Minority interests	74,982	1,051,835

Stockholders’ equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding - 39,585,510 shares at December 31, 2006, and 39,345,105 shares at December 31, 2005	48,986	39,586
Additional paid in capital	494,295,184	356,678,018
Distributions in excess of net income	(18,072,043)	(12,996,468)

Total stockholders’ equity	476,272,127	343,721,136

Total Liabilities and Stockholders’ Equity	$802,807,112	$744,756,745

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Rent billed	$11,486,993	$7,558,318	$23,303,496	$14,825,537
Straight-line rent	3,305,702	998,303	3,989,652	1,996,610
Interest and fee income	9,798,596	2,353,193	15,356,491	4,845,339

Total revenues	24,591,291	10,909,814	42,649,639	21,667,486
Expenses
Real estate depreciation and amortization	2,791,074	1,434,791	5,330,939	2,869,353
General and administrative	3,021,472	2,838,447	7,659,152	5,354,618

Total operating expenses	5,812,546	4,273,238	12,990,091	8,223,971

Operating income	18,778,745	6,636,576	29,659,548	13,443,515
Other income (expense)
Interest income	99,506	321,786	277,719	574,065
Interest expense	(5,381,638)	—	(10,394,872)	—

Net other income	(5,282,132)	321,786	(10,117,153)	574,065

Income from continuing operations	13,496,613	6,958,362	19,542,395	14,017,580
Income (loss) from discontinued operations	(1,985,031)	956,709	2,173,139	1,875,101

Net income	$11,511,582	$7,915,071	$21,715,534	$15,892,681

Per share amounts — basic and diluted:
Income from continuing operations	$0.27	$0.18	$0.42	$0.35
Income (loss) from discontinued operations	(0.04)	0.02	0.05	0.05

Net income	$0.23	$0.20	$0.47	$0.40

Weighted average shares outstanding — basic	49,040,141	39,519,695	45,948,878	39,480,684
Weighted average shares outstanding — diluted	49,293,328	39,757,723	46,155,705	39,633,158

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

				For the Six Months
	For the Three Months	For the Three Months	For the Six Months	Ended June 30,
	Ended June 30, 2007	Ended June 30, 2006	Ended June 30, 2007	2006
FFO information
Net income	$11,511,582	$7,915,071	$21,715,534	$15,892,681
Gain on sale	—	—	(4,061,626)	—
Depreciation and amortization	2,791,074	1,434,791	5,330,939	2,869,353

Funds from operations	14,302,656	9,349,862	22,984,847	18,762,034
(Income) loss from discontinued operations	1,985,031	(956,709)	1,888,487	(1,875,101)

Funds from continuing operations	$16,287,687	$8,393,153	$24,873,334	$16,886,933

Per diluted share data:
Net income per share, basic and diluted	$0.23	$0.20	$0.47	$0.40
Gain on sale	—	—	(0.09)	—
Depreciation and amortization	0.06	0.04	0.12	0.07

Funds from operations	0.29	0.24	0.50	0.47
Income (loss) from discontinued operations	0.04	(0.03)	0.04	(0.04)

Funds from continuing operations	$0.33	$0.21	$0.54	$0.43

Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculation funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

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